As filed with the Securities and Exchange Commission on July 30, 2010

Registration No. 333-150578

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CRYSTAL RIVER CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of

incorporation or organization)

22-2230150

(I.R.S. Employer Identification No.)

Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
(212) 549-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan C. Tyras, Esq.
c/o Brookfield Investment Management Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
(212) 549-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael L. Zuppone, Esq.

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

(212) 318-6000

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller
reporting company)

EXPLANATORY NOTE:  DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is filed by Crystal River Capital, Inc. (the “Company”) and amends the registration statement filed on Form S-3 (File No. 333-150578) with the Securities and Exchange Commission on May 1, 2008 (the “Registration Statement”), registering shares of the Company’s common stock, par value $0.001 per share, to be sold pursuant to the Company’s dividend reinvestment plan.

On July 30, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2010, by and among the Company, Brookfield Asset Management Inc. (“Brookfield”) and B Acquisition Sub Inc., a wholly-owned subsidiary of Brookfield (“Sub”), Sub merged with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of Brookfield (the “Merger”).

As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 30, 2010.

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ Barry Blattman
Name:	Barry Blattman
Title:	President and Treasurer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 promulgated under the Securities Act of 1933.